Exhibit 10.3

Fabrinet USA, Inc.

3736 Fallon Road, #428

Dublin, CA 94568

August 12, 2016

Toh-Seng Ng

[Address]

Re:        Amendment to the Letter Agreement dated February 5, 2015

Dear TS,

Effective today, this letter agreement (“Letter”) between you and Fabrinet USA, Inc. (“Fabrinet”) modifies certain provisions of your Letter Agreement dated February 5, 2015, entered into with Fabrinet (the “Agreement”), as described below.

The Agreement provides that, in the event that your employment is terminated (i) by Fabrinet without “good cause” (as defined in the Agreement) or by you for “good reason” (as defined in the Agreement), in each case prior to the Transition Date (as defined in the Agreement), (ii) by you on or within ten (10) calendar days after the Transition Date, or (iii) on account of your death or disability prior to the Transition Date, any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards (“Equity Awards”) granted to you by Fabrinet that are then-outstanding and have not previously fully vested, shall accelerate vesting in full (the “Vesting Acceleration Benefit”). Notwithstanding these terms in your Agreement, the Vesting Acceleration Benefit shall apply only to those Equity Awards granted to you prior to August 2016 and in all cases, shall not apply to any Equity Awards granted to you on or after August 1, 2016; provided, however, that the Vesting Acceleration Benefit shall remain applicable to the Equity Award of restricted stock units that was approved in August 2016 by the Compensation Committee of the Board of Directors of Fabrinet (the “Committee”) to be granted to you under Fabrinet’s 2010 Performance Incentive Plan pursuant to Fabrinet’s Fiscal 2016 Long-Term Equity Plan as a result of the Committee’s determination that the applicable fiscal year 2016 performance criteria had been achieved.

Except as modified by this Letter, your Agreement remains in full force and effect. Please sign and return one copy of this Letter to Colin Campbell, General Counsel, no later than August 16, 2016, to acknowledge and agree to the amendment of your Agreement pursuant to this Letter. This Letter will be governed by the laws of the State of California, with the exception of its conflict of laws provision.

Sincerely,

Fabrinet USA, Inc.

/s/ Harpal Gill
Harpal Gill, President

ACKNOWLEDGED AND AGREED:

/s/ Toh-Seng Ng	Date:	August 14, 2016
Toh-Seng Ng